Exhibit 4.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 664-5708
Website:  secretaryofstate.biz

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 and 78.390)

USE BLACK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

HOMASSIST CORPORATION

2.  The articles have been amended as follows (provide article numbers, if available):

Article 1 is hereby amended to read as follows: "DigitalPost Interactive, Inc."

Article 3 is hereby amended to read in its entirety as follows:

"The stock of the corporation is divided into two classes: (1) 480,000,000 shares of common stock, par value $0.001 per share and (2) 20,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguising designation of each such series and the number of shares thereof (which number by like action of the board of directors, from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to issuance thereof.”

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at lease a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is :

__________________78.2%__________________

4.  Effective date of filing (optional):   _______________________________________________________
(must not be later than 90 days after the certificate is filed)

5.  Officer Signature (Required):          X                                               /s/ Irene Braham

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fess may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07